UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 24, 2014
NUDG MEDIA INC.
(Exact name of registrant as specified in its charter)
Nevada	333-175792	80-0729029
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
711 S. Carson Street Ste. 4 Carson City, Nevada		89701
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		888-332-3660
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Further to certain ongoing negotiations, and our previously stated intentions of entering into the social media and e-commerce business, on April 24, 2014, we, Nudg Media Inc., (the “Company”) entered into a License Agreement with Nudg Media Inc., a Delaware corporation (“Nudg Delaware”) for the exclusive right to use certain patents, technical information and trademarks globally, held by Nudg Delaware.

Pursuant to the License Agreement, the Company will pay a 5% royalty on all net sales derived from the use of the patents, technical information and trademarks, such royalty to be paid quarterly on the 15th day of the month for the preceding three month’s sales.

The Company will also pay a total of $1,200,000 over a 60 month period in money or equal value of restricted common shares of our Company scheduled as follows:

  $200,000 within 6 months of the date of the License Agreement;
  $200,000 within 12 months of the date of the License Agreement;
  $200,000 within 24 months of the date of the License Agreement;
  $200,000 within 36 months of the date of the License Agreement;
  $200,000 within 48 months of the date of the License Agreement;
  $200,000 within 60 months of the date of the License Agreement.

Any overdue payments will bear interest at the rate of 1.5% per month until such payment is received by Nudg Delaware.  Should the License Agreement be terminated for any reason, the Company will be required to submit a terminal report and pay Nudg Delaware for any remaining unpaid balance through any due date that has not been reached.

The Company will also have the right to sublicense the patents, technical information and trademarks and will be required to provide Nudg Delaware with copies of all executed sublicense agreements it enters into within 5 business days of execution.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective April 25, 2014, Gregory Rotelli resigned as interim president, chief executive officer, chief financial officer, treasurer, secretary and director of our company.  Mr. Rotelli's resignation was not the result of any disagreement with our company regarding our operations, policies, practices or otherwise.

Effective April 25, 2014, Menachem Sofepr was appointed as president, chief executive officer, chief financial officer, treasurer, secretary and director of our company.

Menachem Sofepr, – President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and Director

Menachem Sofepr is a software engineer with extensive experience and management skills and has worked for hi-tech telecommunication companies. These companies develop and sell solutions that enable service providers to efficiently deliver high quality voice and data services over broadband access networks while leveraging investment in their network infrastructure. As a senior software engineer, Mr. Sofepr has been responsible for the development of management software products produced by these companies. Menachem Sofepr has a B.Sc. in Computer Sciences from the Academic College of Tel-Aviv Jaffa (1997).

We appointed Menachem Sofepr as a member to our board of directors because of his prior experience with the Nudg technology, and his expertise to develop our operations going forward.

Item 9.01	Financial Statements and Exhibits
10.1	License Agreement with Nudg Media Inc., a Delaware corporation, dated April 24, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUDG MEDIA INC.
/s/ Menachem Sofepr
Menachem Sofepr
President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and Director

Date:	April 29, 2014